SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: August 22, 2000
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
           (Exact name of Registrant as Specified in its Charter)

                                   New York
                           (State of Incorporation)

                                   0-18684
                           (Commission File Number)

                                  14-1626307
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                   (Address of Principal Executive Offices)

                                (914) 454-3703
                       (Registrant's Telephone Number)

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Item 1-Item 4           Not Applicable.

Item 5 : Other Events.  Not Applicable.

Item 6                  Not Applicable.

Item 7 Financial Statements and Exhibits.

       (a),(b)          Not Applicable.

       (c) Exhibits

               (i)      Press release dated August 21, 2000.

Item 8.                 Not Applicable.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 30, 2000                              COMMAND SECURITY CORPORATION

                                                  By: /s/ Nathan Nelson

                                                      Nathan Nelson
                                                      Chief Financial Officer

FOR IMMEDIATE RELEASE
                      CONTACT: William C. Vassell   Donald Radcliffe
                               Chairman             Radcliffe & Associates, Inc.
                               Tel: (914) 454-3703  Tel: (212) 605-0174

                         COMMAND SECURITY CORPORATION
                   REPORTS RESULTS FOR FIRST FISCAL QUARTER

              o   REVENUES UP 20.3%
              o   PROFITABLE QUARTER

Lagrangeville, New York *** August 21, 2000 *** Command Security Corporation (NASDAQ:CMMD) today reported results for its first fiscal quarter ended June 30, 2000. For the quarter, revenue increased to $16,117,665, a 20.3% increase from the $13,402,632 recorded in the same period in the prior fiscal year. The majority of this revenue increase is as a result of the addition of new accounts primarily within the commercial airline, general commercial, and hospital related industries. In addition, there was a substantial increase in revenues generated from the servicing of new ATM sites.

Gross profit, as a percentage of revenue, was 16.6% for the quarter ended June 30, 2000, compared with 18.4% for the quarter ended June 30, 1999. This decrease in gross profit percentage can be attributed to higher labor costs and overtime which is partially due to tight labor markets. Gross profit, as a percentage of revenues for the fiscal year ended March 31, 2000 was 16.9%.

William C. Vassell, Chairman of the Board commenting on the results said, "We are extremely pleased with the increase in revenues achieved in our first quarter which was achieved despite the loss of one of our larger clients, Tower Air, due to bankruptcy. We believe that we will continue to show revenue growth for the foreseeable future."

Net income applicable to common stockholders was $29,133 or $.005 per share for the period ended June 30, 2000 compared to $148,760 or $.02 per share for the same period in the prior fiscal year. Working capital increased by $43,275 to $792,989 as of June 30, 2000.

Nathan Nelson the Company's CFO said "In addition to the reduced gross profit margin due to tight labor markets, the Company's profit margin and general and administrative expenses were impacted by new business start-up costs associated with the substantial increase in revenue for the quarter."

                                   - more -

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Statements in this press release other than statements of historical fact are
"forward-looking statements." Such statements are subject to certain risks and uncertainties including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Command Security Corporation provides security services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Georgia, Massachusetts and Pennsylvania and provides services via independent security companies nationwide.

                         COMMAND SECURITY CORPORATION

                      Condensed Statements of Operations

                                                    Quarter ended
                                                       June 30,

                                           2000                1999

Revenues                                   $16,117,665         $13,402,632

Operating profit                               203,387             309,241

Net Income                                      70,107             189,434

Preferred stock dividends                      (40,674)            (40,674)

Net income applicable to
common shareholders                        $    29,433         $   148,760

Net income per common                      $      .005         $       .02
share

Weighted average number of
common shares outstanding                    6,287,343           6,658,143